UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2006

Gensym Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-2796	04-2932756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Second Avenue Burlington, MA	01803-4411
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 265-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 19, 2006, Gensym Corporation issued a press release announcing that the Audit Committee of Gensym’s Board of Directors is conducting a detailed investigation of Gensym’s accounting treatment for certain software license and services agreements that Gensym entered into during fiscal years 2004 and 2005. The full text of the press release issued in connection with this announcement is attached as Exhibit 99 to this Current Report on Form 8-K.

On July 14, 2006, as a result of the Audit Committee’s investigation, the Audit Committee concluded, in consultation with and upon the recommendation of Gensym’s management, that previously issued financial statements of Gensym included in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and 2005 and in its Quarterly Reports on Form 10-Q for the interim fiscal periods ended March 31, June 30 and September 30, 2005 and March 31, 2006, and all earnings releases and similar communications of Gensym relating to all such fiscal periods, should no longer be relied upon.

The Audit Committee is continuing its investigation to evaluate the nature and extent of any revised accounting treatment that may be required and whether a restatement of Gensym’s previously reported financial results may be required. Because the investigation is ongoing and its scope is evolving, the Audit Committee may have further determinations with respect to Gensym’s previously issued financial statements, including for reporting periods in addition to those noted above, as well as of associated Gensym controls and practices. Gensym’s Audit Committee and management have discussed these matters with Gensym’s independent registered public accounting firm. As promptly as practicable following the completion of the Audit Committee’s investigation, Gensym intends to file such amendments to any prior filing that it determines are necessary.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENSYM CORPORATION

Date: July 19, 2006	By:	/s/ STEPHEN D. ALLISON
	Name:	Stephen D. Allison
	Title:	Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release issued by Gensym Corporation on July 19, 2006